Exhibit 10.1

EXECUTIVE TRANSITION AGREEMENT

     This Executive Transition Agreement (the “Agreement”) is made and entered into by and between Theodore A. Boutacoff (“Employee”) and Iridex Corporation (the “Company”), effective as of April 28, 2005 (the “Effective Date”).

RECITALS

     Whereas, Employee and the Board of Directors of the Company (the “Board”) have determined that it is in the best interests of the Company and its stockholders to hire a new Chief Executive Officer and for Employee to continue his employment with the Company in his current capacity until the new Chief Executive Officer has been hired, to assume the role of a senior principal advisor to the new Chief Executive Officer upon the hiring of such new Chief Executive Officer and to assist the Company with and ensure a smooth transition in connection with and following the hiring of the new Chief Executive Officer.

     Whereas, the Board believes that it is in the best interests of the Company and its stockholders to provide Employee with an incentive to continue his employment with the Company as Chairman of the Board and to motivate Employee to maximize the value of the Company for the benefit of its stockholders.

     Whereas, the Board believes that in order to ensure that the Company will have the continued dedication and objectivity of Employee, it is in the best interests of the Company and its stockholders to provide Employee with certain benefits described herein.

     Now, Therefore, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

AGREEMENT

     1. Transition to Senior Principal Advisor; Resignation as Chief Executive Officer. Effective on the date a new Chief Executive Officer commences employment with the Company (the “Transition Commencement Date”), Employee hereby resigns as Chief Executive Officer and accepts employment as a senior principal advisor to the new Chief Executive Officer. In addition, it is the Company’s understanding that it is the current intent of the Company’s Board of Directors to appoint the Employee as Chairman of the Board of Directors on or about the Transition Commencement Date, it being understood by both parties hereto that Employee’s continuing tenure as a member of the Board of Directors is subject to Employee’s re-election by the Company’s shareholders and his appointment as Chairman of the Board is subject to the future approval of the Board of Directors.

          (a) Transition Duties, Salary and Benefits. Following the Transition Commencement Date, Employee shall be a senior principal advisor to the new Chief Executive Officer and shall advise the new Chief Executive Officer, as mutually agreed by the new Chief Executive Officer and the Employee, in one or more of the following areas: product strategy; product applications; strategic planning; and/or strategic business development. Employee will continue to receive a salary and benefits equal to the salary and benefits received by Employee as of the Effective Date of this Agreement, subject to annual adjustments at the discretion of the Board. Employee will continue to be eligible to receive bonus compensation equal to that for which he is currently eligible, on an annualized basis, through the Transition Commencement Date. Following the Transition Commencement Date, Employee shall be eligible to receive bonus compensation in such amounts, on an annualized basis, as are determined by the Company’s Board of Directors and which reflect his role and responsibilities following the Transition Commencement Date as a senior principal advisor to the Chief Executive Officer.

          (b) Equity Compensation. As of the Effective Date, Employee shall be granted an option to purchase Seventy-Five Thousand (75,000) shares of the Company’s Common Stock at an exercise price equal to the fair market value as of the date of the grant, pursuant to the Company’s 1998 Stock Plan. Such options shall vest in equal monthly installments from the date of this Agreement over a three (3) year period (including the Severance Payment Period), except as otherwise provided in this Agreement. Employee shall have ninety (90) days from termination to exercise said option.

     2. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and will continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, Employee will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement. The Company and Employee acknowledge that the duties, responsibilities and obligations of Employee hereunder and the obligations of the Company hereunder, relate only to Employee’s employment relationship with the Company. Nothing in this Agreement is intended to affect, in any way, Employee’s service as a member of the Board. Subject to Section 5(f)(vii) hereof, Employee agrees to devote his full business time and attention (although Employee shall not be obligated to work more than 40 hours per week) to his role and responsibilities as a senior principal advisor to the CEO, unless otherwise mutually agreed by the Company and Employee.

     3. Severance Benefits.

          (a) Involuntary Termination other than for Cause. In the event that (a) the Company (or any parent or subsidiary of the Company employing Employee) terminates Employee’s employment with the Company (or any parent or subsidiary of the Company) without Employee’s consent and for a reason other than for Cause or (b) Employee terminates his employment with the Company for Good Reason and, in either such case, subject to the Employee’s (or Employee’s estate, as applicable) execution and delivery of a general release of claims in substantially the form attached hereto as Exhibit A (the “Release Agreement”) and such Release Agreement becomes legally binding on the Employee, then promptly following such termination of employment, or, if later, the effective date of the Release Agreement, Employee (or Employee’s estate, as applicable) will receive the following benefits from the Company:

               (i) Accrued Compensation. Employee will be entitled to receive all accrued vacation, expense reimbursements and any other benefits due to Employee through the date of termination of employment in accordance with the Company’s then existing employee benefit plans, policies and arrangements.

               (ii) Severance Payment. Employee will be paid continuing payments of severance pay (the “Cash Severance Payment”) in an aggregate amount equal to the amount of base salary Employee would have been paid at Employee’s base salary rate, as then in effect, had Employee continued his employment with the Company through the Severance Payment Period (as defined below) and such aggregate amount will be paid ratably on a periodic basis through March 15 of the calendar year following the year of employment termination in accordance with the Company’s normal payroll policies; provided, however, that if during the Severance Payment Period Employee engages in Competition, breaches the terms of the Release Agreement or breaches the covenants in Section 6, all severance payments being made to Employee by the Company pursuant to this subsection will immediately cease and Employee shall not be entitled to any additional severance payments hereunder; and provided, further, that in the event that there is a Change of Control during the Severance Payment Period and the Company has not ceased making severance payments to Employee pursuant to the preceding clause, Employee will be paid a lump sum one time cash payment immediately prior to such Change of Control equal to any amount of the Cash Severance Payment not yet paid to Employee in accordance with the Company’s normal payroll policies, but that would otherwise be due through the end of the Severance Payment Period.

               (iii) Continued Employee Benefits. Employee will receive Company-paid coverage during the Severance Payment Period for Employee and Employee’s eligible dependents under the Company’s Benefit Plans; provided, however, that if during the Severance Payment Period Employee engages in Competition, breaches the terms of the Release Agreement or breaches the covenants in Section 6, all Company-paid coverage pursuant to this subsection will immediately cease. In the event of a Change of Control, Employee will receive a lump sum payment equivalent to the cost of COBRA coverage for Employee and Employee’s eligible dependents for the remainder of the Severance Payment Period.

               (iv) Acceleration of Options. 100% of the unvested shares subject to all of Employee’s options to purchase shares of Company common stock (the “Options”) outstanding on the date of such termination, whether granted on, before or after the date of this Agreement, and 100% of any of Employee’s shares of Company common stock subject to a Company repurchase right upon Employee’s termination of employment for any reason (the “Restricted Stock”) whether acquired by Employee on, before or after the date of this Agreement, will immediately vest upon such termination. To the extent not expressly amended hereby, the terms and the terms and provisions otherwise applicable to such Options and Restricted Stock shall remain in full force and effect.

               (v) Payments or Benefits Required by Law. Employee will receive such other compensation or benefits from the Company as may be required by law (for example, “COBRA” coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)).

               (vi) Consulting Agreement. In the event that Employee’s employment with the Company is terminated such that Employee is eligible to receive the benefits set forth in Sections 3(a)(i), 3(a)(ii), 3(a)(iii) and 3(a)(iv) above, the Company will have the option of retaining Employee as a consultant to the Company to provide consulting services to the Company during the Severance Payment Period or such shorter period as the parties may mutually agree, subject to the Company and Employee mutually agreeing on the terms of any such consulting relationship.

Nothing in this Section 3(a)(vi) shall require Employee to perform consulting services or in any way affect Employee’s rights under this Agreement.

          (b) Other Terminations. If at any time Employee voluntarily terminates Employee’s employment with the Company or any parent or subsidiary of the Company (other than for Good Reason) or if the Company (or any parent or subsidiary of the Company employing Employee) terminates Employee’s employment with the Company (or any parent or subsidiary of the Company) for Cause, then Employee will (i) receive his earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Employee through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of Options or Restricted Stock) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code).

          (c) Termination due to Death or Disability. For the avoidance of doubt, if Employee’s employment with the Company (or any parent or subsidiary of the Company) is terminated due to Employee’s death or Employee’s becoming Disabled, then Employee or Employee’s estate (as the case may be) will receive the severance benefits provided for in Section 3(a) above, and will not be entitled to any other compensation or benefits from the Company except to the extent required by law.

          (d) Exclusive Remedy. In the event of a termination of Employee’s employment with the Company (or any parent or subsidiary of the Company), the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled (including any contrary provisions in any written formal employment agreement or offer letter between the Company and Employee (any such agreements, an “Employment Agreement”)), whether at law, tort or contract, in equity, or under this Agreement. Employee will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3.

     4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the severance and other benefits provided for in this Agreement or otherwise payable to Employee will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

     5. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

          (a) Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Employee’s termination of employment provide Employee and/or Employee’s eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Employee and Employee’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Employee and Employee’s eligible dependents immediately prior to Employee’s termination of employment. Notwithstanding any contrary provision of this Section 5(a), but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Employee’s premiums under COBRA after Employee has properly elected continuation coverage under COBRA (in which case Employee will be solely responsible for electing such coverage for Employee and Employee’s eligible dependents), or (ii) instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Employee a lump sum payment sufficient to provide Employee and Employee’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Employee and Employee’s eligible dependents.

          (b) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by Employee against the Company, which is intended to result in substantial personal enrichment of Employee; (ii) Employee’s conviction of or plea of nolo contendere to a felony or a material violation of federal or state law by Employee that the Board reasonably believes has had or will have a detrimental effect on the Company’s reputation or business, (iii) an intentional and reckless act by Employee that constitutes misconduct and is injurious to the Company, or (iv) willful misconduct or gross neglect of Employee’s duties. The Company must provide Employee with at least thirty (30) days advance written notice of Employee’s misconduct or neglect under subsections (i), (iii) or (iv) (the “Cure Period”) if such conduct is reasonably capable of being cured. If Employee does not cure the misconduct or neglect to the reasonable satisfaction of the Company by the expiration of the Cure Period and/or if the misconduct or neglect is not capable of being cured, Employee’s employment may then be terminated by the Board at its sole discretion. Notice of termination shall be given in accordance with Section 7(b).

          (c) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

               (i) the approval by the stockholders of the Company of a merger or consolidation of the Company with any other corporation or entity; provided, however, any merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation shall not be deemed a Change of Control;

               (ii) the approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

               (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

               (iv) a change in the composition of the Board occurring within a 12-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date immediately prior to the Change of Control, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

          (d) Competition. “Competition” will mean Employee’s direct or indirect engagement in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or ownership interest in or participation in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

          (e) Disability. “Disability” will mean that Employee has been unable to perform the principal functions of Employee’s duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Employee has a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

          (f) Good Reason. “Good Reason” shall mean:

               (i) without Employee’s express written consent, employee is (i) assigned a position other than as a senior principal advisor to the Chief Executive Officer in at least one of the following areas: product strategy; product applications; strategic planning; and/or strategic business development, (ii) is assigned duties that are inconsistent with acting as a senior principal advisor to the Chief Executive Officer, or (iii) is assigned no duties in his role as senior principal advisor to the Chief Executive Officer; or

               (ii) without Employee’s express written consent, a material reduction, of the facilities and perquisites available to Employee immediately prior to such reduction; provided, however, Employee will be deemed not to have terminated his employment with the Company for Good Reason in the event that (a) similar such reductions occur concurrently with and apply to the Company’s senior management, including the Company’s Chief Executive Officer and Vice Presidents or (b) Employee’s office space and location is reasonably comparable to that of officers of the Company reporting directly to the Company’s Chief Executive Officer; or

               (iii) without Employee’s express written consent, a reduction of Employee’s base annual salary; provided, however, Employee will be deemed not to have terminated his employment with the Company for Good Reason in the event similar such reductions occur concurrently and apply to the Company’s senior management, including the Company’s Chief Executive Officer and Vice Presidents; or

               (iv) without Employee’s express written consent, a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee’s overall benefits package is significantly reduced; provided, however, Employee will be deemed not to have terminated his employment with the Company for Good Reason in the event similar such reductions occur concurrently and apply to the Company’s senior management, including the Company’s Chief Executive Officer and Vice Presidents; or

               (v) without Employee’s express written consent, the relocation of Employee to a facility or a location more than twenty-five (25) miles from his current location; provided, however, Employee will be deemed not to have terminated his employment with the Company for Good Reason in the event similar such relocation occurs concurrently with and applies to the Company’s senior management, including the Company’s Chief Executive Officer and Vice Presidents; or

               (vi) any purported involuntary termination of Employee by the Company which is not effected for Cause; or

               (vii) Employee may resign at any time following the second anniversary of the Effective Date of this Agreement and receive the benefits set forth in Section 3(a).

          (g) Severance Payment Period. “Severance Payment Period” shall mean three years starting from the earlier to occur of: (i) the three month anniversary of the Effective Date of this Agreement and (ii) the Transition Commencement Date.

     6. Non-Solicitation. During the Severance Payment Period, Employee, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent,

founder, co-venturer or otherwise, will not: (i) solicit, induce or influence any person to leave employment with the Company; or (ii) directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company.

     7. Successors.

          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder will inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     8. Notice.

          (a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid on the third day after mailing. In the case of Employee, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

          (b) Notice of Termination. Any termination by the Company for Cause or by Employee for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his rights hereunder.

     9. Miscellaneous Provisions.

          (a) Term of Agreement. This Agreement will terminate upon the third anniversary of the Effective Date.

          (b) No Duty to Mitigate. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Employee may receive from any other source.

          (c) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (d) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

          (e) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including (without limitation) any Employment Agreement. No future agreements between the Company and Employee may supersede this Agreement, unless they are in writing and specifically mention this Section 9(e).

          (f) Choice of Law. The laws of the State of California (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this Agreement.

          (g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

          (h) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

          (i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          (j) Arbitration. To provide a mechanism for rapid and economical dispute resolution, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company or the termination of that employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Santa Clara county, California conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes. Employee and the Company acknowledge that by agreeing to this arbitration procedure each waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Both Employee and the Company will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b)

issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Employee would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	IRIDEX CORPORATION

	By:	/s/ Don Hammond

	Title:	Chairman of the Board of Directors

EMPLOYEE	THEODORE A. BOUTACOFF

	By:	/s/ Theodare A. Boutacoff

	Title:	Chief Executive Officer

Exhibit A

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     This Settlement Agreement and Mutual Release (“Agreement”) is made by and between Iridex Corporation (the “Company”), and Theodore A. Boutacoff (“Employee”).

     WHEREAS, Employee is employed by the Company;

     WHEREAS, the Company and Employee have entered into an Indemnification Agreement (the “Indemnification Agreement”);

     WHEREAS, the Company and Employee have entered into that certain Executive Transition Agreement (the “Executive Transition Agreement”) dated as of April 28, 2005;

     WHEREAS, the Company and Employee have mutually agreed to terminate the employment relationship and the parties wish to release each other from any claims arising from or related to the employment relationship;

     NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the “Parties”) hereby agree as follows:

     2. Resignation. Employee agrees to resign from his position as a senior principal advisor to the Company’s Chief Executive Officer on                            , 200       (the “Termination Date”).

     3. Consideration. The Company hereby agrees to pay Employee certain severance benefits as set forth in the Executive Transition Agreement as consideration for Employee entering into this Agreement.

     4. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company. Employee shall return all Company property and confidential and proprietary information in his possession to the Company prior to the Effective Date of this Agreement.

     5. Payment of Salary. Employee acknowledges and represents that, other than such benefits, if any, that may be received by Employee pursuant to the Executive Transition Agreement, as of the Effective Date of this Agreement, the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

     6. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, other than such benefits, if any, that may be received by Employee pursuant to the Executive Transition Agreement. Employee and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Releasees”), from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

          (a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

          (b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

          (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

          (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq.;

          (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

          (f) any and all claims for attorneys’ fees and costs.

     The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, the Transition Agreement, the Indemnification Agreement or any claim that cannot be waived as a matter of law.

     7. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

          (a) he should consult with an attorney prior to executing this Agreement;

          (b) he has twenty-one (21) days within which to consider this Agreement;

          (c) he has seven (7) days following his execution of this Agreement to revoke the Agreement;

          (d) this Agreement shall not be effective until the revocation period has expired; and

          (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

     8. Civil Code Section 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Employee and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

     9. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or the Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other Releasees.

     10. Application for Employment. Except as provided for in the Transition Agreement, Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees that he will not apply for employment with the Company, its subsidiaries or related companies, or any successor.

     11. Confidentiality. The Parties hereto each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. The Parties hereto agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, investors and family members who have a reasonable need to know of such Settlement Information.

     12. No Cooperation. Employee agrees that he will not act in any manner that might damage the business of the Company. Employee agrees that he will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee shall inform the Company in writing within three (3) days of receiving any such subpoena or other court order.

     13. Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Company or tortious interference with the contracts and relationships of the Company. All inquiries by potential future employers of Employee will be directed to the Chief Financial Officer. Upon inquiry, the Company shall only state the following: Employee‘s last position and dates of employment.

     14. Costs. Except as provided by law or in Paragraphs 14 or 15, the Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

     15. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.

     16. Arbitration. To provide a mechanism for rapid and economical dispute resolution, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company or the termination of that employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Santa Clara county, California conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes. Employee and the Company acknowledge that by agreeing to this arbitration procedure each waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Both Employee and the Company will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Employee would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

     17. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

     18. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

     19. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     20. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation by the Company, provided, however, that (i) the Indemnification Agreement and (ii) the Executive Transition Agreement shall remain in effect following the execution of this Agreement provided further, however, that paragraph 15 of this Agreement shall supersede any prior agreements to arbitrate between the parties. To the extent there is any conflict between the provisions of this Agreement and the Transition Agreement, the Transition Agreement shall control.

     21. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Chief Executive Officer of the Company.

     22. Governing Law. The laws of the State of California shall govern this Agreement.

     23. Effective Date. This Agreement is effective seven (7) days after both Parties have signed it provided the Employee has not revoked it prior to the expiration of the seventh day (the “Effective Date”).

     24. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

          (a) they have read this Agreement;

          (b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c) they understand the terms and consequences of this Agreement and of the releases it contains; and

          (d) They are fully aware of the legal and binding effect of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

IRIDEX CORPORATION

Dated:	By

, Chief Executive Officer

Theodore A. Boutacoff, an individual

Dated:
Theodore A. Boutacoff